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Exhibit 10.14

PERFORMANCE INCENTIVE AGREEMENT

        This PERFORMANCE INCENTIVE AGREEMENT (this "Agreement") is entered into as of August     , 2006, by and between Netlist, Inc., a Delaware corporation (the "Company"), and                        , an individual ("Employee"), with reference to the following recitals of fact:

R E C I T A L S:

        WHEREAS, the Company wishes to compensate Employee for his prior service as an employee of the Company and retain his future services as an employee of the Company;

        WHEREAS, the Compensation Committee of the Board of Directors of the Company has authorized the compensation provided for in this Agreement, including the grant to Employee of the stock option described in Section 1 of this Agreement upon his execution of this Agreement; and

        WHEREAS, the Company proposes to enter into an Underwriting Agreement with Thomas Weisel Partners LLC, Needham & Company, LLC, and WR Hambrecht + Co LLC, as representatives (the "Representatives"), of the several Underwriters named in Schedule I to such agreement (collectively, the "Underwriters") and certain selling stockholders of the Company, providing for a public offering (the "Offering") of shares of Common Stock of the Company (the "Shares") pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "SEC").

        NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T:

        1.     Grant of Stock Option.    Concurrently with Employee's execution of this Agreement, the Company shall grant to Employee under its 2000 Equity Incentive Plan, as amended (the "Plan"), a nonqualified stock option to purchase 100,000 shares of the common stock of the Company (the "Option"). The Option shall have an exercise price of $7.00 per share, shall vest and become exercisable in full at the end of the Lock-Up Period (as defined below) if Employee has not terminated his employment with the Company prior to such date, and, once vested, shall be exercisable for 10 years from the date of this Agreement. Prior to the end of the Lock-Up Period, no portion of the Option shall be exercisable. The Option shall be evidenced by a Nonqualified Stock Option Agreement to be entered into by the Company and Employee, which agreement shall be in the general form previously approved by the Board of Directors of the Company for grants under the Plan.

        2.     Bonus Upon Completion of the Offering.    As soon as practicable after the consummation of the Offering, the Company shall pay to Employee a cash success bonus in the amount of $100,000. If Employee terminates his employment with the Company prior to the end of the Lock-Up Period, Employee shall promptly pay the entire amount of such success bonus back to the Company.

        3.     Sale of Shares in the Offering.    If the Underwriters exercise their 30-day option to purchase additional Shares to cover over-allotments in connection with the Offering, the Company hereby agrees that Employee shall be entitled to sell, as part of such over-allotment option, the number of shares of the Company's common stock held by him that would provide him with gross proceeds from such sale of $750,000.

        4.     Lock-up Agreement.

          (a)   Employee agrees that, during the period specified in the following paragraph (the "Lock-Up Period"), he will not offer, sell, contract to sell, pledge (except a pledge for the benefit of the Company pursuant to an agreement entered or to be entered into between the Company and him), grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock of the Company, whether now owned or hereafter acquired, owned directly by him (including holding as a custodian) or with respect to which he has beneficial ownership within the rules and regulations of the SEC (collectively "Employee's Shares"). The foregoing restriction is expressly agreed to preclude Employee from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Employee's Shares even if such Shares would be disposed of by someone other than Employee. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of Employee's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares.

          (b)   The Lock-Up Period shall commence upon the expiration or termination of the "lock-up period" provided for in the Lock-Up Agreement to be entered into by Employee and the Representatives in connection with the Offering and shall continue until the second anniversary of such expiration or termination.

          (c)   Notwithstanding the foregoing, Employee may transfer (i) any number of Employee's Shares (A) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth in this Section 4, or (B) to any trust for the direct or indirect benefit of Employee or his spouse or children, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth in this Section 4, and provided further that any such transfer shall not involve a disposition for value, and (ii) up to 25,000 shares in any three-month period pursuant to a trading plan adopted pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and approved by the Company, which approval shall not be unreasonably withheld.

          (d)   Employee agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of Employee's Shares except in compliance with the foregoing restrictions.

        5.     Binding Agreement; Amendments.    The provisions of this Agreement are irrevocable and shall be binding upon each party's heirs, legal representatives, successors, and assigns. This Agreement may not be amended or modified except by a written instrument signed by each party to this Agreement.

        6.     Counterparts; Facsimile.    This Agreement may be executed in any number of counterparts and may be delivered by telecopy or facsimile, each of which shall be an original but all of which taken together shall constitute one Agreement.

        7.     Governing Law.    This Agreement and all amendments hereto shall be governed by and construed in accordance with the laws of the State of California.

        8.     Severability.    In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

[signature page follows]

        IN WITNESS WHEREOF, the authorized representatives of the parties hereto have executed this Agreement as of the date first written above.

NETLIST, INC.

By:

	Chun Ki Hong President and Chief Executive Officer	[Name]

SIGNATURE PAGE TO PERFORMANCE INCENTIVE AGREEMENT

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PERFORMANCE INCENTIVE AGREEMENT